MANAGEMENT AGREEMENT


          This MANAGEMENT AGREEMENT (the "Agreement") is made by and between WESTSPHERE CAPITAL ASSOCIATES, L.P., a Delaware limited partnership (the "Manager"), and PORTFOLIO INVESTMENT COMPANY LIMITED, a Cayman Islands corporation (the "Company").

          WHEREAS, the Company is issuing US$8,000,000 Notes Due 1999 (the "Notes") pursuant to a Fiscal Agency Agreement (the "Fiscal Agency Agreement"), dated as of September 19, 1996, by and between the Company and The Bank of New York, London Branch as fiscal agent (the "Fiscal Agent").

          WHEREAS, the Manager represents that it, directly or through its affiliates or personnel, is experienced and has expertise in corporate mergers and acquisitions, equity dispositions and asset sales;

          WHEREAS, the Company desires to engage the Manager as the manager and administrator in respect of the general governance, administration and operations of the Company, including the disposition of the Company's corporate assets and servicing of the Company's corporate debts; and

          WHEREAS, the Manager is able to provide certain of its personnel, facilities, expertise, and resources to the Company for the rendering of such management and administrative services and desires to render such services.

          NOW, THEREFORE, in consideration of the foregoing recitals, the premises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

          1. Retention of Manager. The Company hereby retains the Manager to act as its sole and exclusive manager and administrator, acting in its capacity as an independent contractor and not as an employee or joint venture partner; provided that the Company may, from time to time, with the prior written consent of the Manager, contract with other parties to undertake specific functions.

          2. Duties of Manager. The manager shall manage the Company so as to cause the Company to comply with its obligations under the Notes and the Fiscal Agency Agreement. In this regard, the Manager's duties shall include, without limitation, the following:

               (a) the Company's compliance with its obligations under the Notes and the Fiscal Agency Agreement, including, without limitation: (i) the provision of any information and notices required to the Agent or the Noteholders; (ii) the provision of payment certificates certifying expenses payable under Section 5.2(b) of the Fiscal Agency Agreement;
     (iii) the transfer and disposition of assets of the Company (unless rendered unnecessary by a capital contribution by the Company's shareholders) so as to generate payments into the Collection Account (as defined in the Fiscal Agency Agreement) as necessary to meet the obligations under the Notes; (iv) the payment of all moneys or funds received by the Company directly to the Collection Account; and (v)
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     exercise of the Put Option (as defined in the Subscription and Share
     Purchase Agreement, dated as of September 19, 1996, by and among the Company and the Investors (as defined therein)) if required in order to avoid an Event of Default under the Notes;

               (b) the Company's corporate governance, administration and operations, including, without limitation: (i) the preparation of annual financial statements; (ii) the preparation, execution, and delivery or filing of all instruments, agreements, reports, tax returns, accounts, and other documents with governmental authorities or otherwise; (iii) compliance with all applicable laws including, without limitation, the securities laws and regulations of the United States of America; (iv) the retention and supervision of lawyers, auditors, investment managers, custodians, escrow agents, depositaries and other professional advisors;
     (v) the holding of and preparation for meetings of the Company's board of directors and shareholders; and (vi) the issuance, sale, redemption, and transfer of shares of the Company; and

               (c) the Company's finances and investments, including, without limitation: (i) determination of the value of the Company's investments and, as permitted under the Company's contractual arrangements, amounts available for distribution to shareholders as dividends or other similar distributions, return of capital or liquidation proceeds and the determination of the character of such distributions, whether as dividends or a return of capital, and whether in cash or in kind; (ii) the timing and desirability of the disposition or refinancing of any corporate assets of the Company and any reinvestment of the proceeds therefrom; (iii) the maintenance of appropriate insurance, reserves and accruals with respect to the Company's liabilities, including contingent liabilities; (iv) the voting of shares of corporations or other business entities held by the Company; (v) the undertaking of borrowings and the giving of any security by the Company; and (vi) the valuation of the Company's assets, holdings or liabilities.

          Provided, however, that all or a portion of the following functions will be carried on at or from an office or offices located outside the United
States: (i) communicating with the Company's shareholders (including the furnishing of financial reports); (ii) communicating with the general public on the Company's behalf; (iii) soliciting sales of shares in the Company; (iv) accepting subscriptions from new shareholders in the Company; (v) maintaining the Company's principal corporate records and books of account; (vi) auditing the Company's books of account; (vii) dispersing payments of dividends, legal fees, accounting fees of the Company and the Company's officers' and directors' salaries; (viii) publishing or furnishing any offering and redemption prices of the Company's shares; (ix) conducting meetings of the Company's shareholders or directors; and (x) making redemptions of the Company's shares.

          In connection with any of the foregoing services and subject to any other provisions of this Agreement, the Manager may retain such other consultants, advisors, and administration service organizations as the Manager deems necessary to perform its duties. The Manager agrees to pay expenses for the services of such consultants advisors and service organizations relating to its routine operations. However, the Company shall be responsible for those expenses (including legal, accounting and other professional fees) relating to the Company's operations. In addition, the Company shall be responsible for those expenses relating to particular transactions undertaken, negotiated or completed on behalf of the Company.

          3. Authority of the Manager. Except as specifically limited herein, the Manager is hereby granted full and continuing authority and discretion on behalf of the Company, subject to the Company's other contractual obligations (including particularly, without limitation, the Fiscal Agency Agreement) to do the following:

               (a) undertake, negotiate, and complete dispositions of investments and other assets of the Company on a basis and timing as required to comply with the Company's obligations under the Notes and Fiscal Agency Agreement;

               (b) execute and deliver purchase and sale agreements, notices to shareholders and other documents and instruments which may be necessary or desirable to comply with the Company's obligations under the Notes and the Fiscal Agency Agreement;

               (c) hold and invest the Company's assets including: (i) maintaining or delegating custody or control of the Company's assets to the extent necessary or desirable on the basis of investment, fiscal, and tax considerations; and (ii) determining the amount, if any, of the Company's assets to be maintained in the form of cash or cash equivalents from time to time;

               (d) make all decisions and arrangements concerning the acceptance of subscriptions for the Company's shares and any subsequent transfers thereof so as to ensure payment into the Collection Account (as defined in the Fiscal Agency Agreement);

               (e) determine, in accordance with the Company's Articles of Association and the laws of the Cayman Islands, questions regarding the qualifications of shareholders to vote, the form and validity of proxies and the validity of votes;

               (f) affix the corporate seal, if any, to any and all corporate documents delivered pursuant to the exercise of any other powers contemplated by this Agreement; and

               (g) supervise and direct the keeping of the Company's books of account and other records.

          Further, the Manager is hereby granted full and continuing authority and discretion: (i) to undertake and perform any and all other management and administrative duties on behalf of and to undertake and complete any and all administrative, commercial, fiscal, investment, and other arrangements and transactions for the Company as may in the discretion of the Manager be considered to be required under the contractual arrangements to which the Company is a party or in the best interests of the Company; and (ii) to determine, in its sole discretion, to delegate such of its duties under this Agreement to such other persons as the Manager may reasonably select.

          To facilitate the exercise of the authority granted by the Company to the Manager by this Agreement, the Company shall issue such revocable proxies or powers of attorney as the Manager may from time to time reasonably request.

          4.   Limitation on Duties and Authority of the Manager.
Notwithstanding any provisions of this Agreement to the contrary, the Manager shall not engage in activities on behalf of the Company which are inconsistent with the provisions of the Fiscal Agency Agreement, the Notes or the Company's other contractual obligations.

          5. Management Fees. As (i) compensation for the consulting, investment and financial advisory, and other services provided by the Manager to the Company hereunder, and (ii) an inducement to the Manager for committing its resources to provide such services, the Manager shall be paid a fee (the "Management Fee"). The Management Fee shall consist of an investment services fee equal to US$30,000, payable in arrears in six installments of US$5,000 each, on each Payment Date (as defined in the Fiscal Agency Agreement).

          6. Expenses of the Company. Except as provided elsewhere in this Agreement, all expenses incurred by the Company shall be the sole responsibility of the Company, including, without limitation, any costs and out-of-pocket expenses incurred for the following: (i) the expenses associated with the Company's formation and raising of capital; (ii) the actual or proposed disposition of investments, including securities; (iii) direct, out-of-pocket expenses involved in inspecting, evaluating, and monitoring the investments of the Company; (iv) the organization, administration, and maintenance of, and compliance with applicable law by, the Company; and (v) legal, accounting, and other professional fees incurred on behalf of the Company. Such amounts shall be payable, along with the investment services fee of US$5,000 (payable each Payment Date) by presentation of a certificate of the Company to the Fiscal Agent in accordance with Section 5.2(b) of the Fiscal Agency Agreement.

          7. Indemnification of Manager. The Manager and its officers, employees, and agents (each an "Indemnified Party") shall be indemnified by the Company and held harmless against any liability (including legal fees and expenses) arising out of such Indemnified Party's service to the Company; provided that any such Indemnified Party is not adjudged guilty of gross negligence, willful misconduct or fraud in the performance of its duties. The right to indemnification hereunder shall be in addition to any other rights to which the Indemnified Party may be entitled.

          8.   Term.

          (a) Termination of the Agreement. This Agreement shall be effective as of the date hereof until six months following payment in full of the Notes, and may be terminated by the Company only if shareholders representing over fifty percent (50%) of the Company's total voting shares vote to terminate this Agreement specifying that the Manager is guilty of gross negligence, willful misconduct or fraud in the performance of its duties under this Agreement (a termination for "Cause") or if so elected by a majority of the Noteholders upon an Event of Default under the Notes.

          (b) Termination and Establishment of Alternate Mechanisms or Structures. In an attempt to minimize business risks and tax liabilities where appropriate, the Manager may terminate this Agreement if the Manager establishes an alternate mechanism or structure (including a partnership or other entity through which services can be provided) to provide consulting, financial and investment advisory, and other services substantially similar to those provided for in this Agreement.

         (c) Fees to the Manager in the Event of Termination for Cause. In the event that shareholders representing over fifty percent (50%) of the Company's total voting shares vote to terminate this Agreement specifying that the Manager is guilty of gross negligence, willful misconduct or fraud in the performance of its duties under the Agreement, the Manager shall not be entitled to receive any Management Fee for services rendered after the date the gross negligence, willful misconduct or fraud was found by the court to have occurred.

          9. Other Activities Permitted. No provision of this Agreement shall be construed to preclude the Manager or any officer, employee, or agent thereof from engaging in other transactions and entering into other relationships including transactions and relationships whereby the Manager may provide services to other persons similar to its services to the Company, or from making or disposing of investments in the same entities in which the Company makes investments or making other investments without referring such investment opportunities to the Company (notwithstanding the appropriateness of such opportunities for the Company). The Company acknowledges that these transactions or relationships may be on terms different than those offered by the Manager to the Company, and that neither the Manager nor its officers, employees, or agents shall have any obligation whatsoever to the Company or to any shareholder of the Company, including, without limitation, any obligation to disclose such transactions or relationships or to obtain any consent in connection therewith.

          10.  Miscellaneous.

          (a) The provisions of Section 5 (to the extent any obligations of the Company thereunder remain unsatisfied), 6, 7 and 8 of this Agreement shall survive this Agreement for a period equal to the greater of three (3) years or the applicable statute of limitations relating to any cause of action or obligation that may be related to such Sections.

          (b) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument.

          (c) This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

          (d) This Agreement may not be amended or otherwise modified except in a writing signed by all parties to this Agreement.

          (e) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other agreements, representations, understandings and the like in respect thereof.

          (f) This Agreement shall be governed by and construed in accordance with the internal laws of the Cayman Islands, without regard to the principles governing the choice or conflicts of law.

          IN WITNESS THEREOF, we have hereunto set our hands on September 19, 1996.



WESTSPHERE CAPITAL ASSOCIATES, L.P.,
a Delaware limited partnership


By:  /s/ Joseph J. Vadapalas
   Name:  Joe J. Valapalas
   Title:  Managing Director


PORTFOLIO INVESTMENT COMPANY LIMITED,
a Cayman Islands corporation



By:  /s/ Pablo Stalman
   Name:   Pablo Stalman
   Title:  Attorney-in-Fact